                                                                       Ex (4)(a)
                                                                       ---------

                            SINGLE PURCHASE PAYMENT
                              MODIFIED GUARANTEED
                               ANNUITY CONTRACT
--------------------------------------------------------------------------------

To the Contract Owner:

Please read your Contract carefully. This Contract is a legal contract between you and the Company. You, the Owner, have benefits and rights described in this Contract. The Annuitant is named in the Contract. We will make Income Payments beginning on the Annuity Date, if the Annuitant is still living on that date.

BENEFITS AND VALUES UNDER THIS CONTRACT MAY BE ADJUSTED UPWARD OR DOWNWARD BY THE APPLICATION OF A MARKET VALUE ADJUSTMENT FORMULA. ANY DEATH BENEFIT WILL NOT BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SEE THE MARKET VALUE ADJUSTMENT PROVISION FOR A DESCRIPTION OF THE FORMULA.

RIGHT TO CANCEL. You may return this Contract to our Home Office within 20 days after its delivery for a refund. The amount of the refund will equal the Single Purchase Payment adjusted by any Market Value Adjustment.

                   For GE Life and Annuity Assurance Company

               /s/ Pamela S. Schutz          /s/ Donita M. King

                 PAMELA S. SCHUTZ               DONITA M. KING
                    PRESIDENT                      SECRETARY

--------------------------------------------------------------------------------
 .  Single Purchase Payment Modified Guaranteed Annuity
 .  Income Payments begin on Annuity Date
 .  No Dividends
 .  Benefits may reflect a Market Value Adjustment
--------------------------------------------------------------------------------

                              GE LIFE AND ANNUITY
                               ASSURANCE COMPANY
               6610 West Broad Street, Richmond, Virginia 23230
                                1-800-352-9910
                                A Stock Company

CONTRACT DATA PAGES

SCHEDULE OF BENEFITS

ANNUITY

SINGLE PURCHASE PAYMENT:                                    [$5,000.00]

WITHDRAWAL LIMITATIONS:       [CONTRACT VALUE AFTER THE WITHDRAWAL NOT LESS THAN
                              $2,000.00]

PREMIUM TAX RATE:                                           [0.00%]

INITIAL GUARANTEE TERM:                                     [5 YEAR]

INITIAL GUARANTEE TERM ENDS:                                [MAY 1, 2006]

INITIAL ANNUALIZED INTEREST RATES:
       [FIRST CONTRACT YEAR OF INITIAL TERM:                5.00% (4.87% DAILY)]
       [REMAINING PERIOD OF INITIAL TERM:                   3.00% (2.95% DAILY)]


          OWNER     [THE ANNUITANT]

      ANNUITANT     [JOHN DOE]               [MALE] [35] [LAST] BIRTHDAY

CONTRACT NUMBER     [000000000]

  CONTRACT DATE     [MAY 1, 2001][MAY 1, 2056] ANNUITY COMMENCEMENT DATE

           PLAN     SINGLE PURCHASE PAYMENT MODIFIED GUARANTEED ANNUITY

CONTRACT DATA PAGES

CONTRACT NUMBER [000000000]

                                TABLE OF VALUES
                       SINGLE PURCHASE PAYMENT $5,000.00

       CONTRACT          CONTRACT          SURRENDER           SURRENDER
         YEAR             VALUE             CHARGE               VALUE

           1              5,250              7.00%               4,900
           2              5,408              6.00%               5,093
           3              5,570              5.00%               5,299
           4              5,737              4.00%               5,514
           5              5,909              3.00%               5,737
           6              6,086              2.00%               5,968
           7              6,269              1.00%               6,208
           8              6,457              0.00%               6,457
           9              6,651              0.00%               6,651
          10              6,850              0.00%               6,850
          11              7,056              0.00%               7,056
          12              7,267              0.00%               7,267
          13              7,485              0.00%               7,485
          14              7,710              0.00%               7,710
          15              7,941              0.00%               7,941
          16              8,179              0.00%               8,179
          17              8,425              0.00%               8,425
          18              8,677              0.00%               8,677
          19              8,938              0.00%               8,938
          20              9,206              0.00%               9,206


         AGES
          60             10,672              0.00%              10,672
          65             12,372              0.00%              12,372
          70             14,343              0.00%              14,343
          90             25,904              0.00%              25,904

VALUES SHOWN ARE AS OF THE END OF EACH CONTRACT YEAR AND MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. THE SURRENDER VALUE REFLECTS THE PENALTY FREE WITHDRAWAL. THIS PENALTY FREE WITHDRAWAL AMOUNT IS THE INTEREST CREDITED DURING THE PREVIOUS 12 MONTHS. NO SURRENDER CHARGE OR MVA WILL APPLY DURING THE 30-DAY PERIOD PRIOR TO THE END OF EACH GUARANTEE TERM PROVIDED THAT YOUR CONTRACT HAS BEEN IN EFFECT FOR AT LEAST 3 CONTRACT YEARS.

VALUES ARE BASED ON 5.00% ANNUALIZED INTEREST FOR THE FIRST CONTRACT YEAR AND 3.00% THEREAFTER. THE ACTUAL INTEREST CREDITED UNDER THE ANNUITY WILL BE REPORTED TO THE OWNER AT LEAST ONCE EACH YEAR ON THE STATEMENT OF VALUES.

IF YOU HAVE A QUESTION OR WOULD LIKE TO OBTAIN INFORMATION ABOUT YOUR COVERAGE, OR IF YOU NEED ASSISTANCE RESOLVING A COMPLAINT, PLEASE CONTACT YOUR SALES REPRESENTATIVE OR CALL OUR ANNUITY SERVICE DEPARTMENT TOLL FREE AT
(800) 352-9910.

                                  CONTINUED                 EFFECTIVE [05/01/01]

CONTRACT DATA PAGES

CONTRACT NUMBER [000000000]

SEPARATE ACCOUNT 6

                          TABLE OF SURRENDER CHARGES

          CONTRACT YEAR IN WHICH            SURRENDER CHARGE AS A
       SURRENDER OR WITHDRAWAL MADE          PERCENTAGE OF AMOUNT
                                                  WITHDRAWN

                    1                                [7]
                    2                                [6]
                    3                                [5]
                    4                                [4]
                    5                                [3]
                    6                                [2]
                    7                                [1]
                THEREAFTER                           [0]

   FREE WITHDRAWAL AMOUNT: [ANY INTEREST CREDITED DURING THE 12-MONTH PERIOD
      PRIOR TO THE WITHDRAWAL DATE, AND NOT PREVIOUSLY WITHDRAWN, MAY BE
                WITHDRAWN WITHOUT A SURRENDER CHARGE OR A MVA.]

CONTRACT DATA PAGES

SCHEDULE OF BENEFITS

ANNUITY




SINGLE PURCHASE PAYMENT:                               [$5,000.00]

WITHDRAWAL LIMITATIONS:   [CONTRACT VALUE AFTER THE WITHDRAWAL NOT LESS THAN
                          $2,000.00]

PREMIUM TAX RATE:                                      [0.00%]

INITIAL GUARANTEE TERM:                                [5 YEAR]

INITIAL GUARANTEE TERM ENDS:                           [MAY 1, 2006]

INITIAL ANNUALIZED INTEREST RATES:
        [FIRST CONTRACT YEAR OF INITIAL TERM:          5.00% (4.87% DAILY)]
        [REMAINING PERIOD OF INITIAL TERM:             3.00% (2.95% DAILY)]





          OWNER    [THE ANNUITANT]

      ANNUITANT    [JOHN DOE]                 [MALE][35]AGE [LAST] BIRTHDAY

CONTRACT NUMBER    [000000000]

  CONTRACT DATE    [MAY 1, 2001][MAY 1, 2056] ANNUITY COMMENCEMENT DATE

           PLAN    SINGLE PURCHASE PAYMENT MODIFIED GUARANTEED ANNUITY

CONTRACT DATA PAGES

CONTRACT NUMBER [000000000]

                                TABLE OF VALUES
                       SINGLE PURCHASE PAYMENT $5,000.00

  CONTRACT             CONTRACT          SURRENDER           SURRENDER
    YEAR                 VALUE            CHARGE               VALUE

     1                   5,250             6.00%               4,950
     2                   5,408             6.00%               5,093
     3                   5,570             5.00%               5,299
     4                   5,737             4.00%               5,514
     5                   5,909             3.00%               5,737
     6                   6,086             2.00%               5,968
     7                   6,269             2.00%               6,147
     8                   6,457             2.00%               6,331
     9                   6,651             2.00%               6,521
     10                  6,850             2.00%               6,717
     11                  7,056             2.00%               6,919
     12                  7,267             2.00%               7,126
     13                  7,485             2.00%               7,340
     14                  7,710             2.00%               7,560
     15                  7,941             2.00%               7,787
     16                  8,179             2.00%               8,021
     17                  8,425             2.00%               8,261
     18                  8,677             2.00%               8,509
     19                  8,938             2.00%               8,764
     20                  9,206             2.00%               9,027

    AGES

     60                 10,672             2.00%              10,465
     65                 12,372             2.00%              12,132
     70                 14,343             2.00%              14,064
     90                 25,904             0.00%              25,904


VALUES SHOWN ARE AS OF THE END OF EACH CONTRACT YEAR AND MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. THE SURRENDER VALUE REFLECTS THE PENALTY FREE WITHDRAWAL. THIS PENALTY FREE WITHDRAWAL AMOUNT IS THE INTEREST CREDITED DURING THE PREVIOUS 12 MONTHS. NO SURRENDER CHARGE OR MVA WILL APPLY DURING THE 30-DAY PERIOD PRIOR TO THE END OF EACH GUARANTEE TERM PROVIDED THAT YOUR CONTRACT HAS BEEN IN EFFECT FOR AT LEAST 3 CONTRACT YEARS.

VALUES ARE BASED ON 5.00% ANNUALIZED INTEREST FOR THE FIRST CONTRACT YEAR AND 3.00% THEREAFTER. THE ACTUAL INTEREST CREDITED UNDER THE ANNUITY WILL BE REPORTED TO THE OWNER AT LEAST ONCE EACH YEAR ON THE STATEMENT OF VALUES.

IF YOU HAVE A QUESTION OR WOULD LIKE TO OBTAIN INFORMATION ABOUT YOUR COVERAGE, OR IF YOU NEED ASSISTANCE RESOLVING A COMPLAINT, PLEASE CONTACT YOUR SALES REPRESENTATIVE OR CALL OUR ANNUITY SERVICE DEPARTMENT TOLL FREE AT
(800)352-9910.

CONTRACT DATA PAGES

CONTRACT NUMBER [000000000]

SEPARATE ACCOUNT 6


                           TABLE OF SURRENDER CHARGES

             CONTRACT YEAR IN WHICH               SURRENDER CHARGE AS A
          SURRENDER OR WITHDRAWAL MADE            PERCENTAGE OF AMOUNT
                                                        WITHDRAWN

                      1                                    [6]
                      2                                    [6]
                      3                                    [5]
                      4                                    [4]
                      5                                    [3]
                      6                                    [2]
                      7                                    [2]
                      8 AND THEREAFTER *                   [2]

* SURRENDER CHARGE PERCENTAGE DECREASES TO 1% DURING THE CONTRACT YEAR PRIOR TO THE ANNUITY COMMENCEMENT DATE. THERE IS NO SURRENDER CHARGE ASSESSED ON THE ANNUITY COMMENCEMENT DATE.


FREE WITHDRAWAL AMOUNT: [ANY INTEREST CREDITED DURING THE 12-MONTH PERIOD PRIOR
         TO THE WITHDRAWAL DATE, AND NOT PREVIOUSLY WITHDRAWN, MAY BE WITHDRAWN WITHOUT A SURRENDER CHARGE OR A MVA.]

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

    Contract Data Pages ...................................................3
    Definitions ...........................................................4
    Introduction ..........................................................5
    Owner, Annuitant and Beneficiary Provisions ...........................6
    Single Purchase Payment ...............................................7
    Interest ..............................................................7
    Contract Value ........................................................8
    Monthly Income Benefit ...............................................10
    Death Benefit Provisions .............................................11
    General Information ..................................................12
    Optional Payment Plans ...............................................13
    Copies of any riders and endorsements follow page 16.

                                   DEFINITIONS

--------------------------------------------------------------------------------

ANNUITANT / JOINT ANNUITANT - The person(s) named on the Contract data pages whose age and, where appropriate, gender are used in determining the amount of the monthly income benefits.

ANNUITY COMMENCEMENT DATE - The date stated on the Contract data page on which Income Payments are scheduled to commence, if the Annuitant(s) is living on that date. This date can be changed after issue during any 30-day period immediately prior to the end of each Guarantee Term.

ANNUITY COMMENCEMENT VALUE - The Surrender Value on the day immediately preceding the Annuity Date adjusted by any MVA.

ANNUITY DATE - The date on which Income Payments start. The date that the Annuity Commencement Value is transferred from the separate account to our General Account.

THE COMPANY - GE Life and Annuity Assurance Company. "We", "us" or "our" refers to the Company.

CONTRACT - This Contract with any attached riders and endorsements.

CONTRACT ANNIVERSARY - The same day in each Contract Year as the Contract Date.

CONTRACT DATE - The date the Contract is issued and becomes effective. The Contract Date is shown on the Contract data pages.

CONTRACT VALUE - The value in your Contract denominated in United States dollars.

CONTRACT YEAR - A one year period of time beginning on the Contract Date or a Contract Anniversary.

DEATH BENEFIT - The benefit provided under the Contract upon the death of the Owner or any Annuitant, if any Owner is a non-natural person, prior to the Annuity Date.

DESIGNATED BENEFICIARY - The person(s) designated in the Contract to whom we pay a Death Benefit when one becomes payable.

GENERAL ACCOUNT - The assets of the Company other than those allocated to the separate accounts of the Company.

GUARANTEE TERM - The period of time for which an interest rate(s) is guaranteed. Your initial Guarantee Term is shown on the Contract data pages.

HOME OFFICE - The Company's offices at 6610 West Broad Street, Richmond, Virginia 23230.

INCOME PAYMENT - One of a series of payments made under either the monthly income benefit or one of the Optional Payment Plans.

MARKET VALUE ADJUSTMENT ("MVA") - An adjustment that may be made to a surrender, withdrawal or transfer. The MVA may also be made to the Annuity Commencement Value.

MEDICAL CARE FACILITY - A state-licensed facility providing medically necessary care that is prescribed by a physician, in writing.

OPTIONAL PAYMENT PLAN - A plan whereby any part of a Death Benefit, Surrender Value or Annuity Commencement Value can be left with us to provide Income Payments to a Payee.

OWNER / JOINT OWNERS - The person(s) or non-natural person entitled to receive Income Payments after the Annuity Date. The Owner or Joint Owners are also entitled to the ownership rights stated in the Contract during the lifetime of the Annuitant(s) and are shown on the Contract data pages. "You" or "your" refers to the Owner or Joint Owners.

PAYEE - The person or non-natural person who receives Income Payments under an Optional Payment Plan.

SETTLEMENT AGE - The Annuitant(s)'s or Payee(s)'s age last birthday on the date Income Payments begin, minus an age adjustment from the Maximum Age Adjustment table.

SINGLE PURCHASE PAYMENT - A payment received by the Company and applied to this Contract in United States dollars.

SURRENDER VALUE - The Contract Value, on the date we receive your written request for surrender in our Home Office, less any premium tax and any surrender charge.


                                  INTRODUCTION

--------------------------------------------------------------------------------

This is a single purchase payment modified guaranteed annuity contract. The Single Purchase Payment is due on the Contract Date. In return for your payment, we provide certain benefits.

The Contract provides for monthly Income Payments beginning on the Annuity Date. The amount of Income Payments will depend on:
     .    the Annuity Commencement Value;
     . the Annuitant(s)'s gender, where appropriate, and Settlement Age on the Annuity Date; and
     .    the payment plan chosen.

See Optional Payment Plans section for the payout plans available. See conditions described in the Death Benefit Provisions section for details regarding payment of any Death Benefit or the continuation of the Contract prior to the Annuity Date.

The Contract and Its Parts

This Contract is a legal contract. It is the entire contract between you and us. An agent cannot change this Contract. Any change to it must be in writing and approved by us. Only an authorized officer can give our approval. READ THIS CONTRACT CAREFULLY.

This Contract is intended to constitute an annuity within the meaning of the Internal Revenue Code. Its provisions will be interpreted consistently with this intent. We reserve the right to amend this Contract as needed to maintain its status as an annuity under the Internal Revenue Code. If the Contract is amended, we will send you a copy of the amendment complying with the requirements imposed by the Internal Revenue Service ("IRS").

                  OWNER, ANNUITANT AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------
The Owner

You have rights while this contract is in effect. These rights are subject to the rights of any irrevocable beneficiary and any assignee under an assignment filed with us. At the death of the Annuitant, you will become the Annuitant unless a Death Benefit is payable as described in the Death Benefit Provisions section. If an Owner is a non-natural person, an Annuitant's death will be treated as the death of the Owner, as provided in Internal Revenue Code Section 72.

You may name a Joint Owner. Joint Owners own the Contract equally with the right of survivorship. Right of survivorship means that if a Joint Owner dies, his or her interest in the Contract will pass to the surviving Joint Owner. You and a non-spouse Joint Owner must exercise rights jointly for any change. You and a spouse Joint Owner may exercise rights on behalf of the other except for ownership changes. We must approve the addition of a Joint Owner after issue. Disposition of the Contract on the death of an Owner is subject to the Death Provisions.

The Annuitant

The Contract names you or someone else as the Annuitant. You may name a Joint Annuitant. If there is a non-natural Owner, the Owner cannot change, add or remove an Annuitant.

The Beneficiary

The primary beneficiary and any contingent beneficiary can be named for this Contract by sending a written request to our Home Office. You may name more than one primary or contingent beneficiary. If you do, any Death Benefit will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you request otherwise.

Changing the Owner or Beneficiary

During the Annuitant(s)'s life, you can change the Owner(s) and any beneficiary except an irrevocable beneficiary. A person named irrevocably may be changed only with that person's written consent. To make a change, send a written request to our Home Office. The request and the change must be in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any transaction we make before we record the change.

Using the Contract as Collateral for a Loan

This Contract may be assigned as collateral security for a loan. We must be notified in writing if you assign the Contract. Any payment we make before we record the assignment at our Home Office will not be affected. We are not responsible for the validity of an assignment. Your rights and the rights of a beneficiary may be affected by an assignment. The benefits of the Contract are assignable.

Trustee

If a trustee is named as the Owner or beneficiary of this Contract subsequently exercises ownership rights or claims benefits hereunder, we will have no obligation to verify that a trust is in effect. We will have no obligation to verify that the trustee is acting within the scope of his/her authority. Payment of Contract benefits to the trustee will release us from all obligations under the Contract to the extent of the payment. When we make a payment to the trustee, we will have no obligation to ensure that such payment is applied according to the terms of the trust agreement.

                            SINGLE PURCHASE PAYMENT
--------------------------------------------------------------------------------

The Single Purchase Payment is due on the Contract Date. The Single Purchase Payment, less any applicable premium tax, will be allocated to a non-unitized separate account that we have established for Contract Owners. The separate account is shown on the Contract data pages. The non-unitized separate account is a separate account under state insurance law and is not required to be registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The non-unitized separate account includes your Single Purchase Payment which we credit with fixed rates of interest for the Guarantee Term you select. We reset the interest rates for subsequent Guarantee Terms based on our sole discretion. All of our General Account assets are available to meet the guarantees under this Contract and are available to meet our general obligations.

Insulation of Assets

The separate account assets equal the reserves and other Contract liabilities supported by the separate account. These assets will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the separate account which are in excess of such reserves and other Contract liabilities. We have the right to obtain any tax benefits generated by the separate account.

                                   INTEREST
--------------------------------------------------------------------------------

We will credit interest as shown on the Contract data pages from the Contract Date to the end of the initial Guarantee Term unless a transfer is made during this term. After that, we may declare an interest rate that is higher than the minimum guaranteed annualized interest rate of 3%. We will notify you of new interest guarantees and any terms and conditions that apply.

Guarantee Terms

You have 30 days, prior to the end of each Guarantee Term, to elect a new Guarantee Term from those we offer at that time. Contract Values transferred to a new Guarantee Term during this 30-day period will not be subject to a MVA. Only one transfer will be allowed during this 30-day period. If you do not notify us in writing of your election before the end of the current Guarantee Term, a subsequent Guarantee Term of the same duration as your current Guarantee Term will apply. If we do not offer your current Guarantee Term, a subsequent Guarantee Term of the next shortest term will apply. If there is no shorter Guarantee Term, the subsequent Guarantee Term will be the shortest Guarantee Term that we then offer. Transfers will be processed at the end of the current Guarantee Term.

Once each Contract year, beginning on your first Contract Anniversary, you may transfer your total Contract Value from your current Guarantee Term to another Guarantee Term with a period of 5 years or longer. This annual transfer of Contract Value is subject to a MVA. Transfers will be processed as of the date we receive the written request in our Home Office and will receive the interest rate for the new Guarantee Term in effect on that date.

If your chosen Guarantee Term would expire after the Annuity Commencement Date, your new Guarantee Term will be the longest Guarantee Term we offer that expires on or before the Annuity Commencement Date. If we do not offer an Guarantee Term that expires on or before the Annuity Commencement Date, you must choose the Guarantee Term that first expires after the Annuity Commencement Date.

                                CONTRACT VALUE
--------------------------------------------------------------------------------

Contract Value

On the date the initial Single Purchase Payment is received and accepted, the Contract Value equals the Single Purchase Payment less any applicable premium tax. Thereafter, the Contract Value equals the sum of the Single Purchase Payment and all interest earned, less any withdrawals made including any surrender charges and any MVA imposed.

Surrender

You may surrender this Contract by sending the Contract and a written request to our Home Office. We must receive the request before the Annuity Date. The amount payable is the Surrender Value adjusted by any MVA as of the date we receive the request.

Withdrawal

You may make a withdrawal from the Contract Value before the Annuity Date. The withdrawal amount is subject to limitations as defined on the Contract data pages. Any request withdrawal that does not satisfy these limitations will not be allowed. The amount payable will be the amount of the withdrawal, less any surrender charge, any premium tax and adjusted by any MVA as of the date we receive your request.

Withdrawals, up to any free withdrawal amount stated on the Contract data pages, are not subject to surrender charges or a MVA.

Surrender Charge

All or part of the amount withdrawn or surrendered may be subject to a surrender charge. The surrender charge is a percentage of the Contract Value withdrawn. The applicable percentage is shown in the Table of Surrender Charges on the Contract data pages. The free withdrawal amount is not subject to a surrender charge and we do not use the free withdrawal amount in the calculation of the surrender charge. Surrender charges will not apply to amounts withdrawn or surrender during the 30-day period immediately prior to the end of each Guarantee Term provided that your Contract has been in effect for at least three Contract Years.

There will be no surrender charge if you choose one of the following Optional Payment Plans:
     .  Life Income with Period Certain;
     .  Income for a Fixed Period of 5 or more years;
     .  Joint Life and Survivor Income.

Waiver of Surrender Charges

We will waive surrender charges for any surrender or withdrawal if all of the following conditions are met:
     (1) No earlier than 90 days after the Contract Date, any Owner entered a Medical Care Facility;
     (2) That Owner has spent at least 30 consecutive days in a Medical Care Facility;
     (3) At the time of surrender or withdrawal, that Owner was either still confined to the Medical Care Facility or was discharged no more than 90 days prior to the requested surrender or withdrawal; and
     (4) All Owners were under the age of 76 on the Contract Date.

Market Value Adjustment

Except as listed below, all withdrawals, surrenders or transfers will be subject to a MVA. The MVA may result in both upward and downward adjustments for withdrawals, surrenders or transfers. The MVA factor will be determined by the following formula:

                             ((1+1)/(1+j))/n/365/

     n = the number of days remaining in your current Guarantee Term i = your interest rate for your current Guarantee Term j = our currently offered interest rate for an Guarantee Term for durations equal to "n"

The interest rate used for "i" and "j" is the interst rate in effect for the final year of the Guarantee Term.

If we do not offer an Guarantee Term for the duration of "n", the current rate "j" will be a linear interpolation of the rates for the Guarantee Terms with durations that immediately precede and follow the duration of "n". If we offer only Guarantee Terms with longer durations than the number of years remaining in the current Guarantee Term, the current interest rate "j" will be for the Guarantee Term with the shortest duration we offer. If we offer only Guarantee Terms with shorter durations than the number of years remaining in the current Guarantee Term, the current interest rate "j" will be for the Guarantee Term with the longest duration we offer.

If at any time we no longer set current interest rates, we will use an interest rate that is equal to the most recent U.S. Treasury Yield, for the applicable duration for "n". If there is no U.S. Treasury Yield that is equal to "n", we will interpolate the interest rate as defined above.

The amount payable for a surrender or the Annuity Commencement Value will be (a) minus (b), multiplied by (c), plus (d), where:
     (a) is the Contract Value as of the date of the surrender less any free withdrawal amount;
     (b) is the total of any surrender charge and any applicable premium tax;
     (c) is any MVA factor; and
     (d) is any free withdrawal amount.

The amount payable for a withdrawal will be (a) minus (b), multiplied by (c), plus (d), where:
     (a) is the withdrawal amount less any free withdrawal amount;
     (b) is the total of any surrender charge and any applicable premium tax;
     (c) is any MVA factor; and
     (d) is any free withdrawal amount.

The amount payable for a transfer will be (a) multiplied by (b), where:
     (a) is the Contract Value as of the date of the transfer; and
     (b) is any MVA factor.

A MVA will not apply to the following transactions:
     . a surrender or withdrawal made during the 30-day period prior to the end of each Guarantee Term provided that your Contract has been in effect for at least 3 Contract Years;
     . the transfer of your Contract Value to a new Guarantee Term at the end of an Guarantee Term;
     . annuity commencement during the 30-day period prior to the end of each Guarantee Term;
     .   payment of the free withdrawal amount;
     .   payment of the Death Benefit.

Postponement of Payments

We reserve the right to defer payment of any withdrawal or surrender for up to six months. We will not defer payment if we are required by law to pay earlier. We will not defer payment if the amount is used to pay Purchase Payments on contracts with us.

We have the right to defer payment wich is derived from any amount recently paid to us by check or draft. We will make payment when we are satisfied the check or draft has been paid by the bank on which it is drawn.

                            MONTHLY INCOME BENEFIT
--------------------------------------------------------------------------------

We will pay you a monthly income for a guaranteed minimum period beginning on the Annuity Date if the Annuitant(s) is still living. For a single Annuitant, payments will be made automatically under a Life Income with 10 Years Certain plan unless you choose otherwise. For Joint Annuitants, payment will be made automatically under a Joint Life and Survivor Income with 10 Years Certain plan unless you choose otherwise.

Under the Life Income 10 Years Certain plan, if the Annuitant lives longer than 10 years, payments will continue for his or her life. If the Annuitant dies before the end of ten years, the remaining payments for the ten year period will be discounted at the same rate used to calculate the monthly income. "Discounted" means we will deduct the amount of interest each remaining payment would have earned had it not been paid out early. The discounted amount will be paid in one sum to you.

Under the Joint Life and Survivor Income plan, payments will continue as long as either Annuitant is living. If both Annuitants die before the end of ten years, the remaining payments for the ten year period will be discounted at the same rate used to calculate the monthly income. The discounted amount will be paid in one sum to you.

At any time, while the Annuitant(s) is living, and before the Annuity Date, you may choose to change the payment plan by written request. If you do choose a different plan, the monthly income will reflect the plan chosen. Payment plans which base payment on the life or lives of one or more individuals will base such payment on the life of the Annuitant or the Annuitant and Joint Annuitant. You may elect to receive the Annuity Commencement Value in a lump sum instead of receiving a monthly income. If we pay the Annuity Commencement Value in a lump sum, we will have no further obligation under the Contract.

The Income Payments under the automatic monthly payment plan is calculated by multiplying (a) times (b), divided by (c) where:
     (a) is the monthly payment rate per $1000, shown under the Optional Payment Plans for either the Life Income 10 years Certain or the Joint Life and Survivor Income, using the gender(s) and Settlement Age(s) of the Annuitant(s), instead of the Payee, on the Annuity Date;
     (b)  is the Annuity Commencement Value; and
     (c)  is $1000.

If Income Payments begin on the Annuity Commencement Date, the Contract Value instead of the Annuity Commencement Value will be used to calculate the Income Payments.

Income Payments will be made monthly unless quarterly, semi-annual or annual payments are chosen by written request. However, if any payment made more frequently than annually would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. If the annual payment would be less than $20, we will pay the Annuity Commencement Value and the Contract will terminate effective as of the Annuity Date.

Annuity Commencement Date

Annuity Commencement Date is provided on the Contract data pages. This date can be changed after issue during any 30-day period prior to the end of each Guarantee Term. You may change the Annuity Commencement Date to any date at least ten years after the Contract Date. The Annuity Commencement Date cannot be a date later than the Contract Anniversary on which the Annuitant, or younger of the Joint Annuitants, reaches age 90, unless a later date is approved by the Company. To make a change, send us written notice before the Annuity Commencement Date then in effect. If you change the Annuity Commencement Date, Annuity Commencement Date will then mean the new Annuity Commencement Date you selected.

                           DEATH BENEFIT PROVISIONS

--------------------------------------------------------------------------------

Death Benefit When Death Occurs Before Income Payments Begin

At the death of any Owner (or any Annuitant, if any Owner is a non-natural person) a Death Benefit is payable. The Death Benefit is the Contract Value as of the date of receipt of due proof of death. Interest will be added to the Death Benefit if required by state law.

When a Distribution is Required

In certain circumstances, federal tax law requires that distributions be made under this Contract. Except as described below, a distribution is required at the first death of:
  (a) an Owner or Joint Owner; or
  (b) the Annuitant or Joint Annuitant if any Owner is a non-natural person.

The amount of proceeds payable on death and the methods available for distributing such proceeds are also described in this section.

Designated Beneficiary

At the first death of (a) an Owner or Joint Owner, or (b) the Annuitant or Joint Annuitant if any Owner is a non-natural person, the person or non-natural person first listed below is alive or in existence on the date of that death is the Designated Beneficiary:
  (1) Owner or Joint Owner
  (2) primary beneficiary
  (3) contingent beneficiary
  (4) Owner's estate

The Designated Beneficiary may choose one of the Payment Choices below, subject to the distribution rules stated below. For purposes of this section, if there is more than one Designated Beneficiary, each one will be treated separately with respect to their portion of the Contract.

Distribution Rules When death Occurs Before Income Payments Begin

If the Designated Beneficiary is the surviving spouse of the deceased person, the surviving spouse may received the Death Benefit in a lump sum or instead continue the Contract with the surviving spouse as the new Owner. If the Contract is continued and if the deceased person was an Annuitant, the surviving spouse will become the new Annuitant. Any other surviving Annuitant will be removed from the Contract. At the death of the surviving spouse, this Contract continuation provision may not be used again. The provision below regarding If the Designated Beneficiary is not the surviving spouse must be used instead.

If the Designated Beneficiary is not the surviving spouse of the deceased person, this Contract cannot be continued indefinitely. Instead, after the date of death:
   . Payments must be made to, or for the benefit of, the Designated Beneficiary under one of the payment choices listed below.
   . If no choice is made by the Designated Beneficiary within 30 days following receipt of due proof of death, we will pay the Death Benefit as a lump sum within the earlier of 5 years of the date of death or 60 days following receipt of due proof of death.
   . If the Designated Beneficiary dies before the entire Contract Value has been distributed, we will pay in a lump sum payment any Contract Value still remaining to the person named by the Designated Beneficiary or, if no person is so named, to the Designated Beneficiary's estate.

Payment Choices:
   (1) Receive the Death Benefit in one lump sum payment upon receipt of due proof of death;
   (2) Receive the Contract Value at any time during the five year period following the date of death by withdrawing the Contract Value or surrendering the Contract. At the end of that five year period, we will pay in a lump sum payment any Contract Value still remaining. Whenever paid the Contract Value will be adjusted for the MVA unless the payment is made within the 30-day period prior to the end of the Guarantee Term;
   (3) Apply the Death Benefit, within 60 days of receipt of due proof of death, to provide an income under Optional Payment Plan 1 or 2. The first Income Payment must be made no later than one year after the date of death. The Income Payment period must be either (1) the lifetime of the Designated Beneficiary, or (2) a period not exceeding the Designated Beneficiary's life expectancy.

Under Payment Choices (1) and (2), this Contract will terminate upon payment of the entire proceeds. Under Payment Choices (3), this Contract will terminate when the Death Benefit is applied to the Optional Payment Plan.

Distribution Rules When Death Occurs After Income Payments Begin

If any Owner, Annuitant or Payee dies after Income Payments have begun, the entire interest remaining in the Contract will be distributed at least as rapidly as under the method of distribution being used on the date of death. Entire interest means any guaranteed payments remaining under the payment plan in effect on the date of death.


                              GENERAL INFORMATION

--------------------------------------------------------------------------------

Statement of Values

At least once each year, we will send you a Contract statement. The statement will be mailed within 30 days of the statement date.

Calculation of Values

The Contract Value, Death Benefit or the benefits under any Optional Payment Plan chosen will not be less than the minimum benefits required by the law of the state in which the Contract is delivered.

Evidence of Death, Age, Gender or Survival

We will require proof of death before we act on Contract provisions relating to the death of any person or persons. We may also require proof of the age, gender, or survival of any person or persons before we act on any Contract provision dependent upon age, gender or survival.

Incontestability

We will not contest this Contract.

Misstatement of Age or Gender

If any Annuitant's age or gender, where appropriate, is misstated, any Contract benefits or proceeds will be determined using the correct age and gender. If any overpayments have been made, adjustment will be made to the next payment(s).
Any underpayments will be paid in full with the next payment.

Premium Tax

Premium tax rules vary and change from time to time. Some states assess a tax against us on receipt of the Single Purchase Payment and some states assess a tax on annuitization of proceeds. We reserve the right to deduct any such tax either from your Single Purchase Payment when received or from proceeds when later paid. Proceeds include benefits from surrender, withdrawal, annuity commencement and death.

The premium tax rate, shown on the Contract data pages, is the rate that was in effect in your state on the Contract Date. To calculate any premium tax in effect on the date we receive the Single Purchase Payment, multiply the Single Purchase Payment by the premium tax rate.

Nonparticipating

This Contract is nonparticipating. No dividends are payable.

Written Notice

You must send written notice to our Home Office for any Contract changes. Please include the Contract number and the Annuitant(s)'s and Owner(s)'s full name.

We will send all correspondence relating to your Contract to your last known address. You may request an address change form if you move.

                            OPTIONAL PAYMENT PLANS
--------------------------------------------------------------------------------

Death Benefit and Surrender Value proceeds may be paid in a lump sum. The Annuity Commencement Value will be paid as described in the Monthly Income Benefit section. Subject to the rules stated below, any part of the Death Benefit or Surrender Value can be left with us and paid under an Optional Payment Plan. If you choose to do so, the proceeds less any premium tax will be applied to calculate your Income Payment. During the Annuitant(s)'s life you
(or the Designated Beneficiary at your death) may choose a plan. If you have not chosen a plan for the payment of the Death Benefit, the Designated Beneficiary can choose a plan.

There are several important Optional Payment Plan rules:
     . Our consent must be obtained prior to selecting an Optional Payment Plan if any Payee is not a natural person.
     . Payment made under an Optional Payment Plan at the death of any Owner or any Annuitant, if any Owner is a non-natural person, must conform to the rules in the Death Provisions section.
     . If you change a beneficiary, your Optional Payment Plan selection will no longer be in effect unless you request that it continue.
     . Any choice or change of an Optional Payment Plan must be sent in writing to our Home Office.
     . The amount of each payment under an Optional Payment Plan must be at least $100.
     . Income Payments will begin on the date we receive proof of any Annuitant's or Owner's death, on surrender , or on the Annuity Date.
     . Payments under the Interest Income plan will begin at the end of the first period after the date proceeds are otherwise payable.

Payment Plans

Income options are shown below. The monthly payment rate is based on the 1983 Table "a", using 3% interest. Other plans may be available upon request.

Plan 1. Life Income with Period Certain. We will make monthly payments for a guaranteed minimum period. If the Annuitant/Payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments are determined according to the table below. Guaranteed amounts payable under this plan are determined assuming an interest rate of 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the Annuitant/Payee dies before the end of the guaranteed period, the amount of the remaining payments for the minimum period will be discounted at the same rate used in calculating Income Payments. The discounted amounts will be paid in a lump sum to the Annuitant/Payee's estate unless otherwise provided.

                                 Plan 1 Table

Monthly payment rates for each $1,000 of proceeds under Plan 1.

--------------------------------------------------------------------------------
                          Male                               Female
            --------------------------------------------------------------------
Settlement  10 Years    15 Years    20 Years    10 Years    15 Years    20 Years
   Age       Certain     Certain     Certain     Certain     Certain     Certain
--------------------------------------------------------------------------------
    20        $2.90       $2.90       $2.89       $2.81       $2.81       $2.81
    25         3.00        2.99        2.99        2.88        2.88        2.88
    30         3.11        3.11        3.10        2.97        2.97        2.97
    35         3.26        3.25        3.24        3.09        3.08        3.08
    40         3.45        3.43        3.41        3.23        3.23        3.22
    45         3.68        3.66        3.62        3.42        3.41        3.39
    50         3.98        3.94        3.88        3.65        3.64        3.61
    51         4.05        4.00        3.93        3.71        3.69        3.66
    52         4.12        4.07        3.99        3.77        3.74        3.71
    53         4.20        4.14        4.05        3.83        3.80        3.76
    54         4.28        4.21        4.11        3.89        3.86        3.82
    55         4.36        4.29        4.18        3.96        3.93        3.88
    56         4.45        4.37        4.24        4.03        3.99        3.94
    57         4.55        4.45        4.31        4.11        4.07        4.00
    58         4.65        4.53        4.38        4.19        4.14        4.07
    59         4.75        4.62        4.45        4.28        4.22        4.13
    60         4.86        4.72        4.52        4.37        4.30        4.20
    61         4.98        4.81        4.59        4.45        4.39        4.27
    62         5.10        4.91        4.65        4.56        4.48        4.35
    63         5.23        5.01        4.72        4.67        4.57        4.42
    64         5.37        5.11        4.79        4.79        4.67        4.50
    65         5.51        5.22        4.86        4.91        4.77        4.58
    66         5.66        5.33        4.92        5.03        4.88        4.65
    67         5.81        5.43        4.99        5.17        4.99        4.73
    68         5.97        5.54        5.05        5.31        5.10        4.80
    69         6.13        5.65        5.10        5.46        5.21        4.86
    70         5.30        5.75        5.16        5.62        5.33        4.95
    71         6.48        5.85        5.21        5.79        5.45        5.02
    72         6.66        5.95        5.25        5.97        5.57        5.08
    73         6.84        6.05        5.29        6.15        5.69        5.14
    74         7.02        6.14        5.33        6.34        5.81        5.20
    75         7.20        6.23        5.36        6.54        5.92        5.25
    76         7.39        6.31        5.39        6.74        6.03        5.29
    77         7.57        6.39        5.41        6.95        6.13        5.33
    78         7.75        6.46        5.43        7.15        6.23        5.36
    79         7.93        6.52        5.45        7.36        6.32        5.39
    80         8.09        6.58        5.47        7.57        6.41        5.42
    81         8.26        6.63        5.48        7.78        6.48        5.44
    82         8.41        6.67        5.49        7.97        6.55        5.46
    83         8.56        6.71        5.49        8.16        6.60        5.47
    84         8.69        6.74        5.50        8.34        6.65        5.48
 85 & over     8.81        6.77        5.50        8.50        6.70        5.49
--------------------------------------------------------------------------------
 Values for ages not shown will be furnished upon request.

Plan 2. Income for a Fixed Period. We will make periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly. Payments will be made according to the table below. Guaranteed amounts payable under this plan are determined assuming an interest rate of 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the Annuitant/Payee dies, the amount of the remaining guaranteed payments will be discounted to the date of the Annuitant/Payee's death at the same rate used in calculating Income Payments. The discounted amount will be paid in a lump sum to the Annuitant/Payee's estate unless otherwise provided.

                                                           Plan 2 Table

  Monthly payment rates for each $1,000 of proceeds under Plan 2.
------------------------------------------------------------------------------------------------------------------------------------
Years        1        2        3        4        5        6        7        8        9      10      11     12     13     14     15
Payable
------------------------------------------------------------------------------------------------------------------------------------
Monthly   $84.47   $42.86   $28.99   $22.06   $17.91   $15.14   $13.16   $11.68   $10.53   $9.61  $8.86  $8.24  $7.71  $7.26  $6.87
Payment
------------------------------------------------------------------------------------------------------------------------------------
Years        16       17       18       19       20       21       22       23       24      25     26     27     28     29     30
Payable
------------------------------------------------------------------------------------------------------------------------------------
Monthly    $6.53    $6.23    $5.96    $5.73    $5.51    $5.32    $5.15    $4.99    $4.84   $4.71  $4.59  $4.47  $4.37  $4.27  $4.16
Payment
------------------------------------------------------------------------------------------------------------------------------------

  Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by 11.836, 5.963 or 2.992, respectively.

Plan 3. Income of a Definite Amount. We will make periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded yearly. We may increase the interest rate. If we do, the payment period will be extended. If the Annuitant/Payee dies, the amount of the remaining proceeds with earned interest will be paid in a lump sum to the Annuitant/Payee's estate unless otherwise provided.

Plan 4. Interest Income. We will make periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the Annuitant/Payee dies, the amount of remaining proceeds and any earned but unpaid interest will be paid in a lump sum to the Annuitant/Payee's estate unless otherwise provided.

Plan 5. Joint Life and Survivor Income. We will make monthly payments for a guaranteed minimum of 10 years. Each Annuitant/Payee's Settlement Age must be at least 35 years old when payments begin. The amounts payable under this plan are determined assuming an interest rate of 3% compounded yearly. We may increase the interest rate and the amount of any payment. Payments will continue as long as either Annuitant/Payee is living. If both Annuitants/Payees die before the end of the minimum period, the amount of the remaining payments for the 10 year period will be discounted at the same rate used in calculating the monthly income. The discounted amount will be paid in a lump sum to the survivor's estate unless otherwise provided.

                                 Plan 5 Table
   Monthly payment rates for each $1000 of proceeds under Plan 5.


------------------------------------------------------------------------------------------------------------------------------------
Male Settlement                                                  Female Settlement Age
    Age
                 -------------------------------------------------------------------------------------------------------------------
                          35         40         45        50       55       60       65       70       75        80     85 & over
------------------------------------------------------------------------------------------------------------------------------------
     35                 $2.95       $3.02      $3.07     $3.12    $3.16    $3.19    $3.21    $3.23    $3.24     $3.25     $3.26
     40                  2.99        3.07       3.15      3.22     3.28     3.33     3.37     3.40     3.42      3.43      3.44
     45                  3.02        3.11       3.21      3.31     3.41     3.49     3.55     3.60     3.64      3.66      3.68
     50                  3.04        3.15       3.27      3.40     3.53     3.65     3.76     3.84     3.90      3.94      3.97
     55                  3.05        3.18       3.32      3.48     3.65     3.82     3.98     4.12     4.22      4.29      4.33
     60                  3.07        3.20       3.35      3.54     3.75     3.97     4.21     4.42     4.60      4.73      4.80
     65                  3.07        3.21       3.38      3.58     3.82     4.11     4.42     4.74     5.03      5.25      5.39
     70                  3.08        3.22       3.39      3.61     3.88     4.21     4.60     5.04     5.47      5.84      6.09
     75                  3.08        3.22       3.40      3.63     3.92     4.28     4.74     5.28     5.87      6.42      6.82
     80                  3.09        3.23       3.41      3.64     3.94     4.33     4.82     5.45     6.18      6.91      7.50
  85 & over              3.09        3.23       3.41      3.65     3.95     4.35     4.87     5.55     6.37      7.26      8.00
------------------------------------------------------------------------------------------------------------------------------------


                            Maximum Age Adjustment

The actual age adjustment may be less than the numbers shown.

         -------------------------------------------------------------
                  Year Payments Begin               Maximum Age
                After             Prior to           Adjustment
         -------------------------------------------------------------
                ....                2001                 0

                2000                2026                 5

                2025                2051                 10

                2050                ....                 15
         -------------------------------------------------------------

                            SINGLE PURCHASE PAYMENT
                              MODIFIED GUARANTEED
                               ANNUITY CONTRACT

--------------------------------------------------------------------------------

   .  Income Payments begin on Annuity Date
   .  No Dividends
   .  Benefits may reflect a Market Value Adjustment

--------------------------------------------------------------------------------

                              GE LIFE AND ANNUITY
                               ASSURANCE COMPANY